Exhibit 4.(a)(3)

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT IDENTIFIED BY *** HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.”

Licence Agreement

Progen Pharmaceuticals Limited

ABN: 82 010 975 612

Medigen Biotechnology Corporation

PG545

Hepatocellular Carcinoma & Non-Oncology

Table of contents

1.	DEFINITIONS	1

2.	GRANT OF RIGHTS	4

3.	SUB-LICENSING	5

4.	PAYMENT OBLIGATIONS	6

5.	RECORDS AND AUDIT	7

6.	FURTHER OBLIGATIONS OF THE PARTIES	7

7.	FURTHER DEVELOPMENT AND REGULATORY MATTERS	10

8.	TERM AND TERMINATION	11

9.	TERMINATION OTHER THAN IN CORE TERRITORY	13

10.	IMPROVEMENTS	14

11.	PROSECUTION AND ENFORCEMENT OF PATENT RIGHTS	15

12.	WARRANTIES	16

13.	LIABILITY AND INDEMNITIES	17

14.	INSURANCE	18

15.	CONFIDENTIALITY AND MEDIA RELEASES	19

16.	DISPUTE RESOLUTION	20

17.	NOTICES	22

18.	GENERAL	23

19.	INTERPRETATION	24

SCHEDULE 1 – MILESTONES		26

SCHEDULE 2 – ROYALTIES		27

SCHEDULE 3 – PATENT RIGHTS		28

SCHEDULE 4 – KNOW-HOW		29

i

THIS AGREEMENT is made on 1st of March 2013

BETWEEN	Progen Limited (ABN 82 010 975 612)
an Australian corporation with its principal place of business at 2806 Ipswich Road, Darra, Queensland 4076 Australia
(Progen)

AND	Medigen Biotechology Corporation
a Taiwanese corporation with its registered office located at 14F, No. 3 Yuancyu St, Nangang District, Taipei City 11560 Taiwan (ROC)
(Medigen)

RECITALS

A.            Progen has expertise in developing novel cancer therapeutics, and has proprietary rights in a compound known as PG545.

B.            Medigen has expertise in the development of novel therapeutics for treatment of liver diseases and cancer.

C.            Medigen wishes to obtain an exclusive licence of certain intellectual property rights owned by Progen in respect of PG545 for the treatment of hepatocellular carcinoma and non-oncology applications.

D.            Progen is prepared to license certain intellectual property rights to Medigen on the terms and conditions set out in this agreement.

IT IS AGREED

1.             DEFINITIONS

In this agreement including the Recitals, the following definitions apply, except where the context otherwise requires:

Affiliate means:

(a)           a corporation that is related to a party as defined in the Corporations Act 2001 (Cth); or

(b)           any individual who, or any corporation or other form of business organisation which, in any country directly or indirectly (including through intermediaries), is Controlled by, or is under common Control with, or Controls, a party.

Business Day means a day that is not a Saturday, a Sunday, nor a public holiday in the principal place of business of a party.

cGMP means current good manufacturing practice in accordance with Australian laws and the requirements of the Australian Therapeutic Goods Administration, or such higher standards as may be required in a particular country in the Territory.

Commencement Date means the date on which this agreement is last signed by the parties to it.

Commercialise means:

(a)           in relation to a Product, to make, have made, use, sell, have sold, offer for sale, import and export the Product; and

(b)           in relation to an Intellectual Property Right, the exercise of the rights granted to the holder of such Intellectual Property Right by the laws of the jurisdiction in which the Intellectual Property Right subsists, including the right to grant sub-licences in accordance with clause 3.

Confidential Information means the terms of this agreement, the Know-How and all information and materials in any form that a party regards as, or which might reasonably be expected to be, confidential or propriety in nature. Such information and materials may include know-how, trade secrets, processes, methodologies, formulae, financial information, technical information, drawings, graphs, samples, prototypes, models or biological materials. Information or material is not Confidential Information for the purposes of this agreement if it:

(a)           is in the public domain prior to its disclosure to a party by the other party;

(b)           enters the public domain other than as a result of an unauthorised disclosure;

(c)           is disclosed to the recipient party by a Third Party who is lawfully entitled to disclose such information or material to the recipient party on a non-confidential basis; or

(d)           is rightfully known by the recipient party prior to the date of its disclosure by the other party, as evidenced by the recipient’s contemporaneous written records.

Information is not considered to be in the public domain for the purposes of this agreement unless it is lawfully available to the general public from a single source without restriction on its use or disclosure.

Control means:

(a)           the ability to cast or control the casting of more than 50% of the maximum number of votes that might be cast at any general meeting (or equivalent) of an entity;

(b)           the holding of more than 50% of the issued ordinary share capital, the equity, or other ownership interest, in the entity, or the holding of the maximum ownership interest permitted in the country where the entity exists; or

(c)           the ability of a person or persons to direct, or share equally in the direction of, the composition of the board of directors (or equivalent) of the entity, or to manage the entity pursuant to an agreement.

Core Territory means Taiwan, China (including Hong Kong and Macau), Indonesia, Thailand, Japan, Republic of Korea, Singapore, Malaysia and India.

Diligence Report means the report to be provided by Medigen to Progen pursuant to clause 6.10.

Field means the prevention and treatment of hepatocellular carcinoma and of non-oncology indications as described in the claims of the Patent Rights, in humans.

Improvement means any development, modification, adaptation or improvement of the subject matter of Licensed IP made by or on behalf of, or in respect of which Intellectual Property Rights are acquired by, a party or its Affiliates during the Term, including processes for the manufacture of Products by Progen.

Intellectual Property Rights mean all current and future intellectual property rights of any kind in any jurisdiction anywhere in the world (whether registered, unregistered or otherwise) including copyright, patents and trade marks, circuit layout rights, designs, plant breeders rights, geographical identification rights and Confidential Information, but not moral rights of individuals.

Know-How means the Confidential Information and Intellectual Property Rights described in Schedule 3 or supplied by Progen under clause 7.2(a), including pre-clinical and CMC package, reports, data, trial results, copyright material and other proprietary materials.

Launch means the first commercial sale of the Product by Medigen or its Affiliates in the Territory and within the Field.

Licensed IP means the Patent Rights and the Know-How.

Milestones mean the milestones required to be met by Medigen, as set out in Schedule 1.

Net Sales means the total gross invoice prices (or, if no invoice is generated for a sale, the total sales price) of Products sold by Medigen and its Affiliates, less the sum of the following actual and customary deductions where applicable and separately listed:

(a)           cash, trade or quantity discounts;

(b)           value-added, sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for income taxes); and

(c)           transportation charges.

Net Sales includes the cash equivalent or fair market value of all other consideration received by Medigen and its Affiliates in respect of Products sold, whether such consideration is in cash, payment in kind, exchange, or other form.

For purposes of calculating Net Sales, transfers between Medigen and its Affiliates will be excluded and Net Sales will be calculated based upon the ultimate sale or provision of a service to a Third Party, unless the amount for the transfer to an Affiliate is greater, in which event that higher amount will apply.

Non-Sales Revenue means all amounts received by Medigen or its Affiliates from Sub-Licensees in respect of the Commercialisation of the Licensed IP or Products, whether by way of royalties, license fees, milestone payments, lump sum payments or otherwise, after deduction of all value-added or similar taxes, duties or other amounts forming part of such amounts required to be remitted to government or quasi-government authorities in connection with such Commercialisation, but not including income tax. If Medigen or its Affiliates receive non-monetary consideration from Sub-Licensees in lieu of financial payments, the parties agree to negotiate in good faith arrangements for the sharing of such non-monetary consideration in a manner that reflects the calculation and sharing of Non-Sales Revenue under this agreement.

Patent Rights means Patent Cooperation Treaty application no. W02009/049370 entitled ‘Novel Oligosaccharide Derivatives’ and the pending applications or granted patents referred to in Schedule 3, including:

(a)           any patent application, including any provisional or utility patent application, or a continuation (but not a continuation in-part) or division thereof;

(b)           any patent issuing from any such patent application;

(c)           any re-issue, re-examination, substitution addition, extension or confirmation of any of the foregoing; and

(d)           any patent or patent application claiming priority from any of the foregoing.

Personnel means a party’s employees, officers, agents and sub-contractors providing services of a personal nature.

Phase I Clinical Trial means a clinical trial in any country intended to obtain data regarding safety and pharmacokinetics of the Product that would satisfy the requirements of the United States Code of Federal Regulations 21 CFR 312.21(a) or any corresponding law in another country.

Phase II Clinical Trial means a clinical trial in any country intended to evaluate the safety, dose range and efficacy of the Product for a particular indication in human subjects within the Field or that would otherwise satisfy the requirements of the United States Code of Federal Regulations 21 CFR 312.21(b) or any corresponding law in another country, but does not include a Phase III Clinical Trial.

Phase III Clinical Trial means a clinical trial in any country that is a pivotal human clinical trial, the results of which could be used to establish safety and efficacy of the Product for a particular indication within the Field as a basis for a New Drug Approval (NDA) or that would otherwise satisfy the requirements of the United States Code of Federal Regulations 21 CFR 312.21(b) or any corresponding law in another country.

Products means products which apply, incorporate, fall within the scope of, or are created, supplied or used in accordance with any of the Licensed IP.

Quarter means the 3 month periods ending on 31 March, 30 June, 30 September and 31 December.

Registration Costs mean all fees, costs and expenses (including patent attorney and legal fees and expenses) incurred by Progen in the obtaining of grants of Patent Rights in the Territory and maintaining the same, including all expenses incurred in making and prosecuting patent applications and dealing with any opposition to any application for such registrations or any challenge to the validity of any such registrations.

Regulatory Approval mean the approval of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular indication in a country, excluding separate pricing or reimbursement approvals that may be required, and including the expansion or modification of the label for such indication.

Regulatory Authority means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a pharmaceutical product in a country, including the United States Food and Drug Administration.

Royalties means the amounts payable or paid by Medigen pursuant to clause 4.1(c).

Sub-Licensees mean any Third Party to whom Medigen has granted a sub-licence of the Licensed IP pursuant to clause 3.1(a).

Territory means the world, subject to any variations permitted under this agreement.

Term means the term of this agreement, as set out in clause 8.1.

Third Party means an entity that is not an Affiliate of either Progen or Medigen.

2.             GRANT OF RIGHTS

2.1          Grant

With effect from the Commencement Date, Progen grants to Medigen separate licences of:

(a)           the Patent Rights; and

(b)           the Know-How,

for the sole purpose of Commercialising the Products and the Licensed IP within the Field in the Territory in accordance with this agreement.

2.2          Exclusivity

Subject to clauses 8.8 and 9, the licences granted to Medigen in clause 2.1 are exclusive within the Territory and the Field, save only that Progen may:

(a)           use the Licensed IP solely for research and development activities (including pre-clinical work) within the Field and the Territory, including in collaboration with Third Parties with whom Progen had entered into agreements as at the Commencement Date, or which are non-commercial research institutes; and

(b)           at any time prior to the completion of a Phase IIb Clinical Trial for the Product, Progen may also negotiate with Third Parties in respect of the potential licensing of the Licensed IP both within and outside the Field (but not within the Field in the Core Territory).

2.3          Acknowledgements

Medigen acknowledges and agrees that, unless agreed otherwise in writing, it is not entitled to:

(a)           sell or otherwise dispose of Products outside of the Territory or Field or to a customer that it knows or has reason to believe intends to use or resupply the Products outside of the Territory or Field, unless Progen has given its prior written approval; and

(b)           use any of the Licensed IP other than for bona fide Commercialisation of the Products in accordance with this agreement.

3.             SUB-LICENSING

3.1          Consent required

(a)           Medigen is not permitted to sub-license the Licensed IP to any Affiliate or Third Party unless Progen has given its prior written consent.

(b)           Progen will not unreasonably withhold its consent where the proposed Sub-Licensee is an Affiliate of Medigen and has adequate resources to enable it to fulfil its obligations under the proposed sub-licence.

(c)           Medigen remains solely liable for the performance of its obligations under this agreement, notwithstanding the grant of any sub-licence or sub-contract.

3.2          Conditions of sub-licence

(a)           Any transaction permitted by clause 3.1 must be on terms which:

(i)            prohibit the grant of further sub-licences unless Progen has given its prior written consent (which consent may be granted, whether or not subject to conditions, or withheld in Progen’s discretion);

(ii)           contain provisions no less onerous than those set out in clauses 6.6, 6.13, 7.3, 7.4, 14 and 15, and otherwise be on terms consistent with this agreement;

(iii)          will automatically terminate if Medigen exercises its right of termination under clause 8.5; and

(iv)          will, at Progen’s option, either terminate or be novated to Progen on termination of this agreement (other than termination by Medigen under clause 8.5).

(b)           Medigen must use its best endeavours to procure that the Sub-Licensee assign Improvements to the Licensed IP that it creates to Progen, on teams no less onerous than those set out in clause 10.

3.3          Contract Manufacture

Notwithstanding the provisions of this clause 3, Medigen may sub-contract the manufacture of Products or components of Products to a Third Party contract manufacturing organisation located in the Territory, provided that such manufacturer has agreed to be bound by obligations at least as onerous as those set out in clauses 6.6 (Care and Skill) and 15 (Confidentiality).

4.             PAYMENT OBLIGATIONS

4.1          Payments by Medigen

In consideration of the licence granted in clause 2.1, Medigen agrees to pay to Progen:

(a)           an upfront payment of five hundred thousand dollars (AUD $500,000) which was payable on execution of the Binding Term Sheet;

(b)           milestone payments in accordance with Schedule 1; and

(c)           Royalties on Net Sales and Non-Sales Revenue in accordance with Schedule 2.

4.2          Timing of royalty payments

(a)           Payments of Royalties are to be made by Medigen to Progen within 30 days after the end of each Quarter and are to be calculated by reference to Net Sales and Non-Sales Revenue made during that Quarter.

(b)           Each payment must be accompanied by a statement signed by an authorised officer of Medigen containing a detailed summary of:

(i)            Products sold, delivered or otherwise disposed of during the relevant Quarter;

(ii)           the calculation of the Net Sales, Non-Sales Revenue and Royalties payable in respect of, the relevant Quarter;

(iii)          sales, marketing, training and other activities relating to the Commercialisation of the Product, provided that after Launch such reports only need to be made annually; and

4.3          Currency

All payments made under this agreement are to be made in Australian dollars. Where conversion from foreign currency is required the conversion is to be made at the average day’s buying rate published in The Wall Street Journal (Asian edition) as at close of business on the previous Business Day.

4.4          Payment

All payments made by Medigen under this agreement are to be made by telegraphic transfer into an account nominated by Progen, or in such other manner agreed by the parties. All bank fees and other charges are Medigen’s sole responsibility.

4.5          Interest on overdue payments

If Medigen fails to make any payment in full when due, Progen will be entitled (without prejudice to any other right or remedy it may have) to charge Medigen interest on the overdue amount at the rate of 2% per annum above the then current cash target rate of the

Reserve Bank of Australia, calculated daily from the date the payment became due to the date of full and final payment.

4.6          Withholding tax

(a)           If any laws, rules or regulations require the withholding or deduction of amounts of income or other taxes or other amounts from payments made by a party to the other under this agreement, the party making the payment will make such withholding payments as required.

(b)           The recipient will, provided it has received proof of payment of the withholding taxes, sign such documentation as the paying party reasonably requires in order for it to obtain credits or rebates under any applicable double taxation treaties.

5.             RECORDS AND AUDIT

5.1          Records

Medigen agrees to keep at its principal place of business true and accurate records of Net Sales, Non-Sales Revenue and activities related to the Milestones, including proper and comprehensive books of account relating to all Royalties and other moneys from time to time payable pursuant to this agreement and the basis on which the quantum of those payments are calculated. Records must be maintained for at least seven years.

5.2          Right of audit

(a)           Medigen agrees at all reasonable times to permit Progen’s auditor to access, inspect and review the accounts, books and records referred to in clause 5.1.

(b)           Medigen further agrees to permit those books of accounts and records to be examined at Progen’s expense by an independent accountant, and to permit that accountant to take copies of or extracts from the accounts, books and records. Such audits may not be conducted more than once each calendar year.

(c)           Medigen agrees to give Progen’s representatives reasonable assistance, access and facilities to enable them to verify such accounts, books and records and supply such other information as may be necessary or proper to enable Medigen’s compliance with this agreement to be verified.

(d)           If an audit conducted in accordance with clause 5.2(b) identifies a deviation of more than 5% from the amounts identified as payable in statements provided by Medigen pursuant to clause 4.2 in any consecutive period of four Quarters, the costs of the audit are to be reimbursed to Progen by Medigen on demand.

(e)           Progen’s rights under this clause 5.2 apply during the Term and for seven years thereafter.

(f)            Medigen agrees to permit Progen’s representative to inspect Medigen’s manufacturing facilities and those of any permitted sub-contract manufacturers in order to verify Medigen’s compliance with this agreement (including under clause 6.6). At least ten Business Days’ notice of any such inspection will be given.

6.             FURTHER OBLIGATIONS OF THE PARTIES

6.1          Technology transfer and assistance

(a)           Progen will disclose the Licensed IP to Medigen, including providing Medigen with electronic copies of the Know-How, within 60 days of the Commencement

Date. Medigen acknowledges that all documents will be provided in English, and that it will be solely responsible for any translation costs.

(b)           Progen may provide updated versions of the Know-How from time to time, but is under no obligation to do so. Medigen is solely responsible for the cost of modifying or translating any materials supplied by Progen, or developing its own materials, as may be necessary or desirable for the Territory.

(c)           Progen will provide such technical advice and assistance as Medigen may reasonably require, via telephone and email, for a maximum of 20 hours per month during the first six months of the Tenn, and 5 hours per month thereafter. Any additional assistance will be at Progen’s discretion and on its standard consulting terms (which as at the Commencement Date includes charges of $150 per hour).

(d)           Any site visits by Progen’s Personnel will be at Progen’s discretion, and at Medigen’s sole expense.

6.2          Prosecute and Maintain Licensed IP

(a)           Subject to Medigen complying with clause 6.3, Progen agrees to prosecute and maintain the Patent Rights during the Term, to the extent commercially and legally reasonable in accordance with the advice and resources available to it. Progen will provide a written report to Medigen annually on 31 July each year outlining the status of the Patent Rights during the Term.

(b)           Medigen agrees not to engage in any conduct that would endanger the capacity of any Patent Right to be protected by statutory registration, or would threaten the validity of any such registration.

6.3          Registration Costs

From the Commencement Date, Medigen must pay or reimburse Progen for 50% of all Registration Costs. If Progen has granted Medigen a licence of any Patent Rights for applications outside of the Field on terms that requires Medigen to pay or reimburse Registration Costs in any country within the Territory, such contributions will in aggregate not exceed 50% of the total Registration Costs in any country.

6.4          Commercialisation efforts

Medigen is to use reasonable and diligent efforts to develop and Commercialise the Licensed IP and Products throughout the Territory within the Field as soon as practicable, consistent with sound business practices and judgement. Without limiting the generality of the foregoing, Medigen agrees to sell, distribute, market and promote Products in the Territory, including the provision of customer support, logistics, inventory, pharmacovigilance and related activities so as to maximise sales of Products in the Territory.

6.5          Commercialisation Progress

If Medigen has not commenced a preclinical study within 1 year of the Commencement Date, Progen may, in its sole discretion:

(a)           extend the deadline for performance;

(b)           convert Medigen’s exclusive rights to non-exclusive in all or part of the Territory by giving five Business Days’ notice; or

(c)           terminate this agreement by giving 60 days’ notice.

provided that Progen must consult with Medigen and not unreasonably terminate this agreement if circumstances beyond Medigen’s reasonable control have caused the delay.

6.6          Care and skill

Medigen must Commercialise the Products with all due care and skill and in a competent and prudent manner so that all legal and regulatory requirements in the Territory and any reasonable quality standards specified by Progen are met (including that the Products are manufactured in accordance with cGMP and other requirements of applicable Regulatory Authorities, supported by adequate quality control systems).

6.7          Branding

Medigen may market the Products under Medigen’s brands or otherwise as it sees fit. Nothing in this agreement gives Medigen any licence or right to use Progen’s name, brands or trade marks.

6.8          Patent marking

Medigen must ensure that all Products and associated materials are marked with relevant patent numbers, as required or desirable under local laws.

6.9          Recording licence

Subject to clause 15.4(b), each party must to all things necessary to record the existence of this agreement with relevant authorities as required or desirable under local laws.

6.10        Diligence Report

Until Medigen, an Affiliate or a Sub-licensee has achieved a first commercial sale of Products, Medigen shall provide a written semi-annual Diligence Report to Progen due on January 31 and July 31 following the Commencement Date. These Diligence Reports shall describe Medigen’s, an Affiliate or any Sub-licensee(s) technical efforts towards meeting the obligations of this agreement.

6.11        Review meetings

The parties agree to meet or hold a teleconference at least once every calendar year prior to Launch in order to discuss Medigen’s Commercialisation of the Products within the Field and the Territory and this agreement generally.

6.12        Supply of Product for pre-clinical research

(a)           If required by Medigen, Progen will supply up to 2.5 grams of the Product (“Materials”) together with the Safety Data Sheet (SDS) and Certificate of Analysis (CoA) to Medigen solely for pre-clinical research purposes.

(b)           Progen will be responsible for export requirements, and Medigen will be responsible for all shipping costs and import requirements, in respect of the Materials.

(c)           Medigen:

(i)            must not permit anyone else to attempt to analyse or determine the composition of, or reverse engineer, the Materials unless and solely to the extent such activities are necessary in order for it to perform pre-clinical research in order to fulfil its obligations under this agreement;

(ii)           uses the Materials at its own risk and assumes all liability for any loss or damage which may arise from its use, handling, storage, transport, containment and disposition of the Material;

(iii)          acknowledges that the Material is experimental in nature and not all of its features may be known; and

(iv)          acknowledges and agrees that the Materials are supplied ‘as is’, without any representations, assurances, or warranties (express or implied), including warranties as to quality, safety, merchantability, fitness for any purpose, or non-infringement of intellectual property and other rights of third parties.

6.13        Personnel

To the fullest extent permissible by applicable laws, Medigen must ensure that all of its Personnel who will be involved with Commercialising Products or who will otherwise be required to have access to the Licensed IP for the purposes of this agreement:

(a)           agree in writing, prior to beginning work, to assign to Medigen all Intellectual Property Rights that may be created by such Personnel in connection with this agreement; and

(b)           have not been debarred by any Regulatory Authority.

6.14        Non-Solicitation

During the first two years following the Commencement Date, Medigen and its Affiliates must not solicit any of Progen’s Personnel involved in provision of training or technical assistance with a view to employing that person or engaging him or her as a consultant or officer. The foregoing restriction will not apply to any response to a general employment advertisement.

7.             FURTHER DEVELOPMENT AND REGULATORY MATTERS

7.1          Regulatory approvals

Medigen:

(a)           is solely responsible for obtaining all Regulatory Approvals needed to Commercialise Products in the Field in the Territory;

(b)           must keep Progen informed of all material correspondence with, or investigations by, Regulatory Authorities; and

(c)           notify Progen in writing immediately if it becomes aware that it, its Affiliates or Sub-Licensees, contract manufacturer or any Third Party involved in the Commercialisation of Products or their respective Personnel is subject to a debarment investigation by a Regulatory Authority or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending or threatened.

7.2          Clinical trial data

(a)           Each party agrees to share with the other all results and data resulting from or generated in the course of any pre-clinical studies or clinical trials of the Product conducted by it, its Affiliates or Sub-Licensees (“Data”).

(b)           Each party will have the right to use any and all Data in the conduct of its obligations and exercise of its rights under this agreement.

(c)           Progen has the non-exclusive, royalty-free, irrevocable and perpetual right to use Data supplied by Medigen:

(i)            outside of the Field;

(ii)           outside of the Territory; and

(iii)          in the event this agreement is terminated by Progen for any reason or by Medigen under clause 8.5, within the Field and within the Territory.

(d)           Any use of Data supplied by the other party in support of a patent application or a filing to obtain a Regulatory Approval may only be made with the other party’s prior written consent.

7.3          Adverse event reporting

(a)           Medigen will be responsible for Adverse Event (as defined below) reporting to applicable authorities in the Territory and complying with other pharmacovigilance obligations under applicable laws.

(b)           Medigen must promptly (and in any event within three Business Days) report and provide details to Progen of any Adverse Event. Adverse Events must be reported in as much detail as possible, whether or not there is proof of a causal connection between events and use of Products.

(c)           Each party must promptly notify the other if such party becomes aware of any information or circumstance that is likely to have a material adverse effect on the safety of persons using the Products.

(d)           ‘Adverse Event’ means any side effect, injury, toxicity, sensitivity reaction, or other unintended harmful effect, or any unexpected incident, and the severity thereof, which are or may possibly be attributable to the Products.

7.4          Recalls, Market Withdrawals or Corrective Actions

(a)           In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with the Products in the Territory, or in the event either party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Territory, the party notified of such recall or similar action, or the party that desires such recall or similar action, must within 24 hours, advise the other party by telephone (with written confirmation notice to follow) or by facsimile or email to the address specified in clause 17.

(b)           Medigen, in consultation with Progen, will decide whether to conduct any recall of Products in the Territory (except in the case of a Regulatory Authority mandated recall, in which case either party may act without such advance notice but, will notify the other party as soon as possible) and the manner in which any such recall will be conducted.

(c)           Medigen must bear the expense of any recall of Products in the Territory.

8.             TERM AND TERMINATION

8.1          Term

(a)           This agreement commences on the Commencement Date and, unless this agreement terminated earlier in accordance with its terms, will continue in each country in the Territory until the later of:

(i)            the expiry or abandonment of all Patent Rights in that country;

(ii)           loss of exclusivity for the Product in that country, where the Product is the subject of a Regulatory Approval preventing the marketing or sale of other products containing the same or similar active ingredients; or

(iii)          20 years after Launch in that country.

(b)           On expiry or termination of this agreement in a country, Medigen will have a fully paid-up, perpetual, irrevocable, non-exclusive, non-transferrable licence to use the Know-How in that in a country, except in the event of termination by Progen for any reason or by Medigen pursuant to clause 8.5.

8.2          Termination for insolvency

Either party may terminate this agreement by giving written notice to the other party if an insolvency event occurs in relation to the other party and such event has continued for a period of at least five Business Days. An insolvency event means circumstances in which:

(a)           a receiver, receiver and manager, controller, managing controller, administrator, official manager, trustee or provisional or official liquidator is appointed over the assets or undertaking of a party;

(b)           a party:

(i)            suspends payments of its debts generally;

(ii)           is or becomes insolvent within the meaning of the Corporations Act 2001;

(iii)          enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them; or

(c)           an application is filed or an order is made or resolution passed for the winding up or dissolution of a party other than for the purposes of solvent reconstruction or amalgamation.

For the avoidance of doubt, if an insolvency event occurs to Progen but Medigen does not exercise its right of termination under this clause 8.2, the parties intend that this agreement (including the licences granted under clause 2.1) continue in full force and effect, subject to any rights of a third party that cannot be excluded by law.

8.3          Termination for breach

Either party may terminate this agreement immediately by giving written notice to the other party if:

(a)           the other party is in breach of any of its material obligations under this agreement ; and

(b)           the party in breach has failed to remedy the breach within 60 days of receipt of written notice from the other party describing the breach and calling for it to be remedied.

8.4          Termination by Progen

In addition to Progen’s rights under clauses 6.5(c) and 9, Progen may terminate this agreement by giving 30 days’ written notice to Medigen:

(a)           if Medigen or its Affiliates challenge or assist any Third Party to challenge the validity of the Patent Rights; or

(b)           there is a change in the Control of Medigen, in respect of which Progen has not given its prior written approval.

8.5          Termination by Medigen

Medigen may terminate this agreement by giving 120 days’ written notice to Progen in respect of all or part of the Territory.

8.6          Consequences of termination

Upon termination or expiry of this agreement for any reason:

(a)           the licences granted in clause 2.1 terminate (other than any ongoing rights under clause 8.1(b));

(b)           Medigen, its Affiliates and Sub-Licensees must cease all use of the Licensed IP and all Commercialisation of the Products;

(c)           each party must return to the other party all documents and other materials in any form in its possession or under its control which contain or refer to any Confidential Information of the other party;

(d)           Medigen must do such things as may be required to transfer all pending and granted Regulatory Approvals in respect of the Products to Progen or its nominee (except where this agreement is terminated by Medigen pursuant to clause 8.5; and

8.7          Survival

Expiry or termination of this agreement for any reason does not affect any rights of the parties accrued prior to termination or the provisions of clauses 5 (Records and Audit), 7.2(c) (Use of Clinical Trial Data), 9.2 (Sharing of Third Party Proceeds), 10 (Improvements) but not 10.2, 13 (Liability and Indemnities), 14 (Insurance), 15 (Confidentiality and Media Releases), 16 (Dispute Resolution), 17 (Notices), 18 (General) and 19 (Interpretation), or any provision relating to the consequences of termination (including clause 8.6).

8.8          Conversion to non-exclusive rights

Without prejudice to any other right it may have, Progen may convert Medigen’s rights under clause 2.1 to non-exclusive in all or part of the Territory by giving 10 Business Days’ notice if Progen is otherwise entitled to terminate this agreement.

9.             TERMINATION OTHER THAN IN CORE TERRITORY

***

10.          IMPROVEMENTS

10.1        Relevant definitions

In this clause 10:

(a)           “Medigen Improvements” means all Improvements made or acquired by Medigen..

(b)           “Medigen Non-PG545 Improvements” means all Medigen Improvements other than Medigen PG545 Improvements.

(c)           “Medigen PG545 Improvements” means all Improvements made or acquired by Medigen which fall within the scope of any claims of the Patent Rights or which only have application outside of the Field.

(d)           “Progen Improvements” means all Improvements made or acquired by Progen relating to the process of manufacturing Products, or which fall within the scope of any claims of the Patent Rights and have application within the Field.

10.2        Progen Improvements

Progen must not grant any Third Party the right to Commercialise any Progen Improvement within the Field and the Territory without first offering a licence of such Progen Improvement to Medigen and negotiating the terms of such licence in good faith for a period of at least 60 days.

10.3        Medigen Improvements

(a)           Medigen will retain ownership of all Medigen Improvements.

(b)           Medigen hereby grants Progen an exclusive, perpetual, irrevocable licence of all Medigen PG545 Improvements provided that:

(i)            Medigen retains the right to Commercialise Medigen PG545 Improvements itself and to permit its Affiliates but not Third Parties to use such Medigen PG545 Improvements within the Field and the Territory.

(ii)           Progen may not Commercialise Medigen PG545 Improvements within the Field and the Territory during the Term; and

(iii)    Such licence will automatically convert to a non-exclusive licence on the later of the end of the Term and expiry or termination of all other agreements between the parties relating to the Licensed IP.

(c)           Medigen hereby grants Progen a non-exclusive, perpetual, irrevocable licence of all Medigen Non-PG545 Improvements outside of the Field, and outside of the Territory.

(d)           In the event Progen terminates this agreement for any reason or Medigen terminates this agreement pursuant to clause 8.5, with effect from such termination Medigen hereby grants Progen a non-exclusive, perpetual, irrevocable licence of all Medigen Non-PG545 Improvements within the Field and within the Territory.

(e)           In the event Progen terminates this agreement under clause 8.3 or 8.4 with effect from such termination Medigen hereby assigns to Progen all right, title and interest in all Medigen PG545 Improvements and agrees to take all steps as Progen may reasonably require in order to give effect to such assignment and to enable it to have the benefit of such Medigen PG545 Improvements.

10.4        Financial terms

(a)           No royalties or other payments are required to be made by Progen for the licences of Medigen Improvements in clause 10.3.or for the assignment of Medigen PG545 Improvements in clause 10.3(e).

(b)           If the provisions of clause 10.4(a) are prohibited by or unenforceable under the laws of a country within the Territory, the parties agree to negotiate financial terms for the assignment or licence in good faith.

10.5        Obligations in respect of Medigen Improvements

(a)           Medigen must give Progen details of all Medigen Improvements and promptly after their creation or acquisition, and in any event at least Quarterly.

(b)           Medigen must not transfer, use, license a third party to use or otherwise Commercialise the Medigen Improvements, if such use or Commercialisation depends on the use of or would otherwise infringe any Licensed IP or other Intellectual Property Rights of Progen or its Affiliates, unless Progen has given its prior written consent.

11.          PROSECUTION AND ENFORCEMENT OF PATENT RIGHTS

11.1        Notice of suspected infringements

Each party shall promptly give the other notice of:

(a)           Any claim or allegations that the exercise of the rights under this agreement constitute an infringement of the rights of any Third Party, including an attack on the grant or validity of any of the Licensed IP; and

(b)           Any Third Party’s infringement or threatened infringement of the Licensed IP of which it becomes aware.

11.2        Action by Progen

If any infringement of the Licensed IP affects or is likely to affect the Commercialisation of the Product within the Field and the Territory Progen has the sole right to take such action as it sees fit at its cost and expense and:

(a)           Will retain damages or other amounts recovered by it; and

(b)           Medigen must, at Progen’s expense, do all acts and execute such documents as may be necessary or desirable to enable Progen to institute and prosecute those proceedings.

11.3        Action by Medigen

If Progen does not bring suit against a Third Party who is infringing the Licensed IP in the Territory within 30 days of receiving a notice under clause 12.1, then Medigen may give Progen notice in writing that it wishes to commence action. If Progen does not advise that it will commence action within 14 days of that notice, then:

(a)           Medigen may institute and prosecute enforcement proceedings in its own name or, if required under local law, by joining Progen to such proceedings;

(b)           Progen must, at Medigen’s expense, do all acts and execute such documents as may be necessary or desirable to enable Medigen to institute and prosecute those proceedings;

(c)           Medigen must ensure that it does not perform any acts or omissions that in anyway adversely affect the validity of the Licensed IP and the reputation of Progen as the owner of the Licensed IP;

(d)           Medigen agrees to indemnify Progen against all actions, claims, loss, damage, costs, expenses and awards arising out of or in connection with those proceedings;

(e)           Medigen must regularly keep Progen advised of the progress of such proceedings and provide copies of all material correspondence and documents; and

(f)            Medigen must remit 50% of all damages. accounts of profits, settlements or other amounts recovered in respect of the proceedings, after deduction of all legal costs reasonably incurred by Medigen in connection with the proceedings, to Progen within 30 days of receipt.

11.4        Notice of claims

If a claim is made or proceedings are threatened or commenced by a Third Party against Medigen or any of its Affiliates on the ground that the Commercialisation of the Licensed IP or Products infringes Intellectual Property Rights of the Third Party, then:

(a)           Medigen must immediately notify Progen and provide Progen with details of the claim or proceedings; and

(b)           Medigen and its Affiliates are to be solely responsible for the defence of proceedings against them, and Progen must, at Medigen’s expense, do all acts and execute such documents as may be necessary or desirable to enable Medigen to institute and prosecute those proceedings

12.          WARRANTIES

12.1        Mutual warranties

Each party warrants that as at the Commencement Date:

(a)           it has the power and authority to enter into and perform its obligations under this agreement and that the execution of this agreement by it has been duly and validly authorised by all necessary corporate action; and

(b)           its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms.

12.2        Progen’s warranties

(a)           Progen warrants that, as far as its directors are aware, the Licensed IP is owned or licensed by Progen and it is entitled to grant the licences under clause 2.1 to Medigen.

(b)           In addition to the exclusions set out in clause 13.1, Progen does not warrant that any Patent Rights are or will be valid, or that the Commercialisation of the Licensed IP is not or will not be an infringement of the rights of Third Parties.

12.3         Medigen’s Warranties

Medigen warrants that it has the resources and experience necessary for it to perform its obligations under this agreement.

13.          LIABILITY AND INDEMNITIES

13.1        Progen’s exclusions

(a)           Progen excludes all liability to Medigen in respect of the prospects of, or the suitability of the Licensed IP for the Commercialisation of the Licensed IP, the quality or performance of any Product, the fitness for purpose of any advice provided under this agreement or the claims of Third Parties arising from the Commercialisation of the Licensed IP.

(b)           Any clinical or scientific information provided as part of the Know-How is provided for Medigen’s information only, and it must obtain its own professional assessment from appropriately qualified individuals of the suitability of such Know-How for the Commercialisation of the Licensed IP.

13.2        Prescribed Terms

(a)           Except as required by any Prescribed Terms, all conditions, warranties, terms, and obligations expressed or implied by law or otherwise relating to the performance of Progen’s obligations under, or any other services supplied by Progen in connection with, this agreement are excluded.

(b)           Where any Prescribed Terms apply, the liability of Progen to Medigen for a breach of a Prescribed Term implied into this agreement is limited to the maximum extent permitted by law, and in the case of Prescribed Terms under the Australian Consumer Law, to the re-supply of services or the payment of the cost of re-supplying services (at Progen’s option).

(c)           For the avoidance of doubt, any Prescribed Tenn relating to the completeness, effectiveness or fitness for purpose of any Licensed IP is limited to the use of the Licensed IP solely for the purposes expressly contemplated by this agreement or otherwise agreed in writing by the parties.

(d)           “Prescribed Terms” mean terms, conditions and warranties implied by law into some contracts for the supply of goods or services or for the license of Intellectual Property Rights and which the law expressly provides may not be excluded, restricted or modified or may be excluded, restricted or modified only to a limited extent.

13.3        Medigen’s indemnity

Medigen releases and indemnifies Progen, its Affiliates and their respective officers, employees, consultants and agents (“Progen Indemnitees”) from and against all actions, claims, proceedings and demands (including those brought by Third Parties) which may be brought against it or them, whether on its own or jointly with Medigen and whether at common law, in equity or pursuant to statute or otherwise (“Claim”), in respect of any loss, or damage arising out of or in connection with:

(a)              a breach of Medigen’s warranties or obligations contained in this agreement; or

(b)              the Commercialisation of the Licensed IP or Products by or on behalf of Medigen,

and from and against all damages, reasonable costs and expenses incurred in satisfying, defending or settling any such Claim. The foregoing obligation does not apply to the extent any loss, or damage directly results from negligent conduct of, or breach of contractual obligation owed to Medigen by, the relevant Progen Indemnitee.

13.4        Consequential Loss

Neither party is to have any liability to the other, however arising and under any cause of action or theory of liability, in respect of special, indirect or consequential damages, loss of profit or loss of business opportunity, unless this agreement expressly provides otherwise.

13.5        Cap on liability

The aggregate liability of Progen to Medigen under this agreement:

(a)           arising out of any one act, omission or event and any one series of related acts, omissions or events will not under any circumstance exceed the amounts paid by Medigen to Progen under this agreement in the 12 month period prior to the act, omission or event or the first in the series of acts, omissions or events; and

(b)           arising out of all acts, omissions and events whenever occurring will not under any circumstance exceed the total amounts paid by Medigen to Progen under this agreement.

14.          INSURANCE

14.1        Medigen and Sub-Licensees to maintain insurance

Medigen and its Sub-Licensees must take and out maintain the following insurances with a reputable insurer during the Term and, if the policy is on a claims-made basis, for seven years thereafter:

(a)           a comprehensive commercial general liability and products liability policy to cover all sums which it may become legally liable to pay as compensation consequent upon:

(i)            death of, or bodily injury (including disease or illness) to, any person; and

(ii)           loss of, or damage to, property,

happening anywhere in the Territory arising out of or in connection with this agreement. The limit of liability provided by this policy must be not less than $10 million;

(b)           clinical trial liability insurance in respect of all clinical trials;

(c)           insurance in respect of all claims and liabilities arising, whether at common law or under statute relating to workers compensation or employer’s liability, from any accident or injury to any person employed in connection with the Commercialisation of Products, in compliance with applicable local laws; and

(d)           any other insurance required by law.

14.2        Progen to named

Progen must be named as a co-insured on all policies required under clauses 14.1(a) and (b).

14.3        Evidence of currency

Within five Business Days of a request from Progen, Medigen must produce evidence that the insurances required by this clause 14 are being maintained, including providing copies of policy documents.

14.4        Cancellation and changes

Medigen must notify Progen immediately of any cancellation or material change to a relevant insurance policy which affects or would reasonably be expect to affect Progen’s interests.

14.5        Potential claims

If any event occurs which may give rise to a claim involving Progen under any policy of insurance to be taken out by Medigen under this clause 14 then Medigen must:

(a)           notify Progen as soon as reasonably practicable but in any event within five Business Days of the occurrence of that event; and

(b)           ensure that Progen is kept fully informed of any subsequent actions and developments concerning the relevant claim.

15.          CONFIDENTIALITY AND MEDIA RELEASES

15.1        Permitted Use and Disclosure

(a)           A party may disclose Confidential Information of the other party if legally compelled to do so by any judicial or administrative body, provided that the party required to make such disclosure must promptly inform the other party and cooperate (at the other party’s expense) with the other party’s efforts to take reasonably available legal measures to avoid or limit the extent of such disclosure.

(b)           Either party may disclose the terms of this agreement to a Third Party that is evaluating whether or not to acquire or invest in that party, where that Third Party is acting in good faith and is subject to a binding obligation of confidence.

15.2        Protection of Confidential Information

Subject to clause 15.1 each party must:

(a)           not use, and ensure that its Personnel do not use, any Confidential Information for any purpose other than compliance with its obligations or exercise of its rights under this agreement;

(b)           take reasonable action necessary to maintain the confidential nature of the Confidential Information, including keeping all records of the Confidential Information under the same degree of protection that such party uses for its own Confidential Information of a similar nature;

(c)           not disclose any of the Confidential Information to any person other than those Personnel of the party or an Affiliate who need to have access to the Confidential Information for the purposes of this agreement provided:

(i)            such person has been made aware of the requirements of this clause and is subject to a legally enforceable undertaking of confidence on terms substantially equivalent to those in this agreement; and

(ii)           enforce the terms of that obligation of confidence at its own expense, on the request of the party that disclosed the Confidential Information; and

(d)           return all documents and other materials in any medium in its possession, power or control which contain or refer to any Confidential Information, on the earlier of demand by the other party or the time the documents and other material are no longer required for the purposes of this agreement, except that one copy of such materials may be retained solely by the party’s legal department or external lawyers for legal/archival purposes.

15.3        Publications

(a)           Medigen must provide Progen with the opportunity to review any proposed publications, manuscripts or summaries of presentations in respect of the Product at least 45 days prior to publication, submission or being presented.

(b)           Progen will respond promptly and in no event later than 21 days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection for any Improvement owned by Progen or concern regarding protection of its Confidential Information.

(c)           In the event of concern, Medigen agrees not to submit such publication or to make such presentation that contains such information until Progen is given a reasonable period of time (not to exceed 90 days) to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and Medigen must remove any Confidential Inforntation of Progen from such proposed publication as requested.

15.4        Media and Stock Market Releases

(a)           A party may not make press or other announcements or releases relating to this agreement and the matters the subject of this agreement without the prior approval of the other party. Each party acknowledges that the other party has a proprietary interest in its legal and business name and reputation. Therefore, each party agrees not to make reference to or otherwise use the other party’s name or mention or describe this agreement or its relationship with the other party and its Affiliates in any advertising, marketing and/or promotional materials or other publications or materials (except as required or permitted by this agreement) without first obtaining the prior written approval of the other party.

(b)           Notwithstanding clause 15.4(a), if a party is required by law to disclose any information relating to this agreement or the identity of the other party (including filing a copy of this agreement with relevant authorities in the Territory or statements required to be made by either party to their respective Stock Exchanges), it may do so to the extent required by law, provided that it:

(i)            gives notice to the other party, including a copy of the proposed release containing the information, as soon as practicable after it becomes aware of the need for the release; and

(ii)           minimises, to the extent permitted by law, the extent of the disclosure.

16.          DISPUTE RESOLUTION

16.1        Notice of dispute

A party to this agreement claiming that a dispute or claim has arisen under or in relation to this agreement must give written notice to the other party specifying the nature of the dispute or claim. On receipt of that notice by the other party the parties’ representatives must endeavour in good faith to resolve the dispute or claim expeditiously.

16.2        Dispute resolution procedure

(a)           If a dispute arises a party may not commence any court or arbitration proceedings relating to the dispute unless it has complied with this clause 16.2, except where the party seeks urgent interlocutory relief.

(b)           A party claiming that a dispute has arisen must give notice to the other party specifying the nature of the dispute.

(c)           On receipt of that notice by that other party, senior executives of both parties must endeavour in good faith to resolve the dispute expeditiously by negotiation or using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by them.

(d)           If the dispute has not been resolved or parties have not agreed within 30 days of receipt of the notice (or such further period as agreed in writing by them) as to:

(i)            the dispute resolution technique and procedures to be adopted;

(ii)           the timetable for all steps in those procedures; and

(iii)          the selection and compensation of the independent person required for such technique,

the parties agree to mediate the dispute in Brisbane, Australia in accordance with the Commercial Mediation Guidelines of the Australian Commercial Disputes Centre.

16.3        Expert determination

(a)           If this clause 16.3 applies, an independent chartered accountant with at least 10 years’ experience in valuing technology must be appointed as a valuer (“Independent Expert”) to determine the proportion of the value of a Third Party Transaction that is attributable to indications within the Field (“Apportionment”) in accordance with this clause 16.3.

(b)           If there is failure to agree on an independent chartered accountant, the Independent Expert will be appointed by the President for the time being of the Institute of Chartered Accountants in Australia.

(c)           Neither the Independent Expert, nor any firm or company of which the Independent Expert is an employee, partner, director or consultant, must have had any business dealings with either party in the two years before the date of appointment.

(d)           The Independent Expert will have a right of access at all reasonable times to the accounting records and other records of Progen and is entitled to require from any officer of Progen such information and explanation as the Independent Expert requires to determine the Apportionment.

(e)           The Independent Expert will be instructed to make a determination as soon as practicable and in any event within 30 Business Days after receiving instructions.

(f)            The parties agree that, in determining the Apportionment, the Independent Expert:

(i)            will act as an expert and not as an arbitrator;

(ii)           may obtain or refer to any documents, information or material and undertake any inspections or enquiries as he or she determines appropriate;

(iii)          must provide the parties with a draft of his or her determination and must give the parties an opportunity to comment on the draft determination before it is finalised; and

(iv)          may engage such assistance as or she reasonably believes is appropriate or necessary to make a determination.

(g)           The Independent Expert’s determination will be final and binding on the parties.

(h)           Medigen must pay the costs and expenses of the Independent Expert.

16.4        Governing law

This agreement is governed by the laws of Queensland, Australia.

17.          NOTICES

A notice or other communication (including a request, demand, consent or approval) to be made or given to or by a party to this agreement:

(a)           must be in writing unless expressly specified otherwise;

(b)           must be signed by an authorised officer of the party giving or making it, or (on its behalf) by any solicitor, director, secretary or authorised agent of that party;

(c)           must:

(i)            be delivered by hand (including courier delivery); or

(ii)           posted by prepaid post; or

(iii)          sent by facsimile; or

(iv)          sent by email,

to the address, facsimile number or email address (as the case may be) of the addressee set out below, or as otherwise notified by that party to the other parties from time to time:

Progen Pharmaceuticals Limited	Medigen Biotechnology Corporation
2806 Ipswich Road	14F, No. 3 Yancyu Street
Darra	Nangang District
Queensland 4076	Taipei City 11560
AUSTRALIA	Taiwan, ROC

Facsimile:	+61 7-3273-9133	Facsimile:	+86 20-32051692

Email:	fleurl@progen-pharma.com	Email:	billou@medigen.com.tw

Attention:	Fleur Lankesheer	Attention:	Bill Ou
	Director of Legal & Business		Chief Finance Officer
Development

(d)           is deemed to be duly given or made;

(i)            if delivered by hand, on delivery;

(ii)           if by prepaid posted letter, on the fifth Business Day after posting;

(iii)          if by facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient; and

(iv)          if by email, on sending (unless the sender’s computer reports that the message has not been delivered),

but, if notice is received on a day other than a Business Day or later than 5.00 pm (local time) in the place of receipt, it will be deemed to have been delivered at 9.00 am on the next succeeding Business Day in that place.

18.          GENERAL

18.1        Assignment

(a)           Progen may by written agreement assign or transfer the Licensed IP and the rights granted to it under this agreement to an Affiliate, or to a Third Party that is acquiring all or a substantial part of Progen’s business or assets, pursuant to a novation of this agreement in favour of the transferee under which the transferee accepts all obligations of Progen under this agreement. and Medigen hereby consents to such novation.

(b)           The rights and obligations of Medigen under this agreement are personal. They may not be assigned, charged, encumbered or otherwise dealt with, and Medigen must not attempt or purport to do so, unless Progen gives its prior written consent.

18.2        Amendment

This agreement may only be amended by agreement of the parties in writing.

18.3        No Agency

This agreement does not constitute any party the agent of another party or imply that the parties intend constituting a partnership, joint venture or other form of association in which any party may be liable for the acts or omissions of another.

18.4        Further Assurances

Each party agrees, at its own expense, on the request of another party, to do everything reasonably necessary to give effect to this agreement and the transactions contemplated by it, including the execution of documents.

18.5        Consents

Unless otherwise specified, a party may give or withhold, or impose conditions on granting its consent for any matter under this agreement in its sole discretion.

18.6        Entire Agreement

This agreement contains the entire agreement of the parties with respect to its subject matter. It sets out the only conduct relied on by the parties and supersedes all earlier conduct by the parties with respect to its subject matter, including the Binding Term Sheet executed 27 December 2012 but not including the Non-Disclosure & Confidentiality Agreement dated 10 January 2012.

18.7        Authorised Signatories

The signatories to this agreement warrant that they have authority to enter into this agreement on behalf of the party they are stated to represent.

19.          INTERPRETATION

19.1        Interpretation principles

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise:

(a)           the singular includes the plural and vice versa;

(b)           where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(c)           where a word or phrase is defined, any ordinary English meaning of such word or phrase will not limit its interpretation;

(d)           a reference to a party to this agreement includes the party’s successors and permitted assigns;

(e)           a reference to a person includes a firm, a body corporate, an unincorporated association or an authority and vice versa;

(f)            a reference to this agreement or another document includes any variation, novation, replacement or supplement to any of them from time to time;

(g)           a reference to a part, clause, annexure, exhibit, appendix or schedule is a reference to a part of, clause of, an annexure, exhibit, appendix or schedule to this agreement and a reference to this agreement includes any annexure, exhibit, appendix and schedule;

(h)           a reference to dollars or $ means the currency of Australia;

(i)            a reference to a right or obligation of two or more persons confers that right, or imposes that obligation, as the case may be, jointly and severally;

(j)            a reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and any regulations and statutory instruments issued under it;

(k)           a reference to conduct includes any omission, representation, statement or undertaking, whether or not in writing;

(1)           specifying anything in this agreement after the words including, includes, such as or for example or similar expressions does not limit what else might be included unless there is express wording to the contrary;

(m)          a reference to any thing (including any amount) is a reference to the whole or each part of it and a reference to a group of persons is a reference to any one or more of them; and

(n)           where something is required to be done on a day that is not a Business Day, it is required to be done on the immediately following Business Day.

19.2        Severance

Any provision of this agreement which is invalid or unenforceable in any jurisdiction will be construed, to the extent feasible, to render the provision enforceable. If no feasible interpretation would save such provision, it is to be severed from the remainder of this agreement. Such severance will not invalidate the remaining provisions of this agreement nor affect the validity or enforceability of the provision in any other jurisdiction, and the agreement is to be interpreted so as to achieve the commercial intentions of the parties. If the absence of the provision found to be invalid or unenforceable would substantially impair the value of the entire agreement to either party, the parties agree to use their reasonable efforts to negotiate a substitute valid and enforceable provision which most nearly effects the parties’ commercial intent in entering into this agreement.

19.3        Translation

This agreement is executed in the English language, which original version will prevail over any translation into another language.

Schedule 1 — Milestones

Milestone (per indication)	Payment (AUD)
1. First patient enrolled in Phase I clinical trial	$	***
2. First patient enrolled in Phase II clinical trial	$	***
3. First patient enrolled in Phase III clinical trial	$	***
4. Major regulatory filing e.g. New Drug Application (NDA)	$	***
5. First Product Launch / Regulatory Approval	$	***
6. Second Product Launch / Regulatory Approval	$	***

Medigen must notify Progen within five Business Day of achieving each Milestone.

Schedule 2 — Royalties

A. Royalties on Net Sales for Product of Prevention and Treatment of Hepatocellular Carcinoma

Total Net Sales per country (AUD)	Royal Rate (% of Net Sales)
A. Countries in which Patent Rights exist
$0 to $100 million	***
From $100 million to $250 million	***
Over $250 million	***
B. Countries in which Patent Rights have expired or abandoned, or do not exist
$0 to $100 million	***
From $100 million to $250 million	***
Over $250 million	***

B. Royalties on Net Sales for Product of Prevention and Treatment of Non-Oncology Indications

Total Net Sales per country (AUD)	Royal Rate (% of Net Sales)
A. Countries in which Patent Rights exist
$0 to $100 million	***
From $100 million to $250 million	***
Over $250 million	***
B. Countries in which Patent Rights have expired or abandoned, or do not exist
$0 to $100 million	***
From $100 million to $250 million	***
Over $250 million	***

C. Royalties on Non-Sales Revenue

Time of Entry into Sub-Licence with Third Party	Royalty Rate (% of Non-Sales Revenue)
Prior to commencement of a Phase II Clinical Trial for an indication	***
During or after a Phase II Clinical Trial, but prior to commencement of a Phase III Clinical Trial, for an indication	***
During or after a Phase III Clinical Trial for an indication	***

Schedule 3 — Patent Rights

Country	Application No.
Novel Sulfated Oligosaccharide Derivatives
Australia	2008314505
Brazil	0816613-7
Canada	2704201
China	200880116727.9
European Patent Office	08839676.7
Hong Kong	11103915.3
India	2683/DELNP/2010
Indonesia	W00201001593
Israel	205143
Japan	2010529195
Republic of Korea	1020107010506
Mexico	MX/a/2010/004240
Russian Federation	2010119466
South Africa	2010/02518
Singapore	201002385-1
United States of America	12/738,552

The Patent Rights also include rights claiming priority from the above — refer to the definition of Patent Rights in clause 1.

Schedule 3 — Know-How

All Intellectual Property Rights embodied in the following:

R&D Reports

***

CMC

***

Pre-Clinical

Pharmacodynamics

Angiogenesis Models

***

ATD and MTD studies

***

Breast Cancer Models

***

Colon Cancer Models

***

Heparanase

***

Liver Cancer Models

***

Lung Cancer Models

***

Melanoma Models

***

Miscellaneous

***

Data from MTAs

Shridhar V - Mayo Clinic

***

Invasion Assays

***

Lipid Metabolism

***

PG500 Series Compounds in Arthritis

***

Multiple Tumour Models

***

Ovarian Cancer Models

***

Pancreatic Cancer Models

***

Prostate Cancer Models

***

Secondary PD

***

Pharmacokinetics

***

Mouse PK

***

Rat PK

***

Toxicokinetic Studies

GLP Toxicokinetic Studies

TK study of PG545.24 in Dog_PGN-032

***

TK study of PG545.24 in Rats_PGN-033

***

Non-GLP Toxicokinetic Studies

Plasma analysis from non-GLP dog at LAB

***

Toxicology

***

Clinical

***

Scientific Publications

AACR Mol Cancer Ther_EH_Nov 09.pdf

AACR Mol Cancer Ther_Oct 2008.pdf

AACR PG500 series_April 2008.pdf

AACR_Company Poster KD_O3Apr11.pdf

AACR_Company Poster KD_Oct2011.pdf

AACR_Mol Cancer Ther_IB_Nov_09.pdf

Dredge et al 2011 BJC Suppl Data_Table S1.pdf

Dredge et al 2011 BJC Suppl Methods.pdf

Dredge et al 2011_BJC.pdf

Dredge2009_IND article.pdf

Dredge2009_IND Suppl1 .pdf

Dredge2009_IND_Suppl2.pdf

Khurana et al 2011 Mol Carcinogenesis.pdf

Lome2011_Ovarian Tumour Models_EdwardH and Mayo.pdf

Lorne2011_Preclin Develop PG545_KeithD.pdf

Investigators’ Brochure (current edition)

SIGNED as an AGREEMENT

SIGNED for	)
PROGEN PHARMACEUTICALS	)
LIMITED by its authorised officers:	)

/s/ Stuart James		/s/ Woei-Jia Jiang
Signature of Authorised Officer		Signature of Authorised Officer

Stuart James, Chairman		Woei-Jia Jiang, Director
Name of Authorised Officer		Name of Authorised Officer

1/3/13		01/03/2013
Date		Date

SIGNED for	)
MEDIGEN BIOTECHNOLOGY	)
CORPORATION	)
by its authorised officers:	)

/s/ Stanley Chang		/s/ Nally Chang
Signature of Authorised Officer		Signature of Authorised Officer

Stanley Chang		Nally Chang
Name of Authorised Officer		Name of Authorised Officer

March 1st. 2013.		March. 1. 2013
Date		Date